Exhibit 10.3
Employment Agreement
This Employment Agreement dated as of November 20, 2013 (the “Agreement”), is made by and between Skilled Healthcare, LLC, a Delaware limited liability company (together with Skilled Healthcare Group, Inc., a Delaware corporation (“Parent”), and any successor thereto, the “Company”) and Robert H. Fish (the “Executive”).
RECITALS
A.    It is the desire of the Company to assure itself of the services of the Executive by entering into this Agreement.
B.    The Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Employment.

(a)
General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 1(b), in the position set forth in Section 1(c), and upon the other terms and conditions herein provided.

(b)
Employment Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on November 20, 2013 (the “Effective Date”) and ending on (and including) the first anniversary thereof, unless earlier terminated as provided in Section 3. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than thirty (30) days and no more than ninety (90) days prior to the expiration of the then-applicable Term and subject to earlier termination as provided in Section 3.

(c)
Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board of Directors of the

Company or by the Board of Directors of Parent (the “Board”). The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company (which may include service to the Company and its direct and indirect subsidiaries). The Executive agrees to observe and comply with the rules and policies of the Company as adopted by or under the authority of the Board from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to serve on industry trade, civic or charitable boards or committees and manage his personal investments and affairs, as long as such activities do not materially interfere with the performance of the Executive's duties and responsibilities as an employee of the Company. During his employment and following termination of his employment with the Company, the Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.

(d)
Location. The Executive acknowledges that the Company's principal executive offices are currently located at Foothill Ranch, California. The Executive shall operate principally out of such executive offices, as they may be moved from time to time within 40 miles of their current location in Foothill Ranch, California. The Company expects, and the Executive agrees, that the Executive shall be required to travel from time to time in order to fulfill his duties to the Company.

(e)
Compliance with Applicable Policies, Standards, Rules and Regulations. Executive agrees that in all aspects of such employment, Executive shall comply in all material respects with all material policies, standards, rules and regulations of the Company, as well as applicable state and federal regulations, established from time to time, and shall perform Executive’s duties faithfully, to the best of Executive’s ability and in the best interest of the Company. The Company has adopted the Skilled Healthcare Group Code of Conduct, the Facility Code of Conduct Handbook, the Employee Handbook and the Employee Dispute Resolution Book (collectively, the “Company Policies”). The Company Policies are available online and Executive acknowledges hereby that he/she has been provided copies of the Company Policies and is required to review and abide by each of the Company Policies.

(f)
No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including obligations with respect to proprietary or confidential information of any other person or entity.

2.	Compensation and Related Matters.

(a)
Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $700,000 per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, subject to upward adjustment as may be determined by the Board in its discretion. In the case of such upward adjustment, “Annual Base Salary” shall mean such increased base salary.

(b)
Annual Bonus. During the Term, the Executive will be eligible to participate in an annual performance-based bonus plan that provides an opportunity of 100% of the Executive’s Annual Base Salary (pro rated for the first year of the Term, if a partial calendar year) on terms substantially the same as the bonus plan adopted by the Board for other senior officers of the Company. Executive will be entitled to receive any such bonus if he is employed with Company on the last day of the applicable performance period for which such bonus is earned, although payment of any annual bonus, to the extent any annual bonus becomes payable, shall be paid to the Executive on or prior to March 15 of the year immediately following the year in which such annual bonus is earned.

(c)
Equity Plan. During the Term, the Executive shall be eligible to participate in the 2007 Equity Award Plan of Parent, or a successor plan thereto (the “Equity Plan”), pursuant to which, on the Effective Date, the Executive shall receive an award of 800,000 shares of restricted common stock of Parent (the “Restricted Stock Award”) in accordance with the terms of the award agreement attached hereto as Schedule 1.

(d)
Benefits. During the Term, the Executive shall be entitled to participate in group medical insurance, 401(k) and other standard benefits provided by the Company, as may be amended from time to time, which are applicable to the senior officers of the Company.

(e)
Vacation. During the Term, the Executive shall not participate in any Company sponsored vacation plan; however the Executive will be expected to work a minimum of forty-eight (48) weeks during each of the Initial Term and any Extension Term, which will allow four (4) weeks off, with pay, during each of the Initial Term and any Extension Term. The minimum work threshold is tied to the applicable Initial Term and/or Extension Term, and no rollover is permitted. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f)
Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company's expense reimbursement policy.

(g)
Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company's sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(h)
Annual Review. Approximately every 12 months during the Term, the Executive and the Board or appropriate committee of the Board shall meet to discuss the Executive's performance and terms of the Executive's employment by the Company.

3.	Termination.
The Term and the Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Term and the Executive's employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may terminate the Term and the Executive's employment hereunder.

(iii)	Termination for Cause. The Company may terminate the Term and the Executive's employment hereunder for Cause.

(iv)	Termination without Cause. The Company may terminate the Term and the Executive's employment hereunder without Cause.

(v)	Resignation by the Executive other than for Good Reason. The Executive may resign his employment and terminate the Term for any reason other than Good Reason.

(vi)	Non-extension of Term by the Company. The Company may give notice of non-extension of the Term to the Executive pursuant to Section 1(b).

(vii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension of the Term to the Company pursuant to Section 1(b).

(viii)	Resignation by the Executive for Good Reason. The Executive may resign his employment and terminate the Term for Good Reason.

(b)
Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon, and specifying a Date of Termination which, if submitted by the Executive, shall be at least two weeks following the date of such notice (a “Notice of Termination”) or, unless pursuant to Section 3(a)(viii), such earlier date as the Company may prescribe. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion, provided that in the event of a termination pursuant to Section 3(a)(vi), the Date of Termination must be the date of expiration of the then-applicable Term.

(c)
Company Obligations Upon Termination. Upon termination of the Executive's employment, the Executive (or the Executive's estate) shall be entitled to receive the sum of the Executive's Annual Base Salary through the Date of Termination not theretofore paid, any expenses owed to the Executive under Section 2(f), and, except as otherwise provided herein, any amount accrued and arising from the Executive's participation in, or benefits accrued under any employee benefit plans, programs or arrangements under Section 2(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and such other or additional benefits as may be, or become, due to him under the applicable terms of applicable plans, programs, agreements, corporate governance documents and other arrangements of the Company and its parent and subsidiaries (collectively, the “Company Arrangements”).

(d)
Resignation of Directorships. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any subsidiary or affiliate thereof, and, at the Company’s request, Executive shall execute such documents as the Company determines to be necessary or desirable to effectuate such resignations.

4.	Severance Payments.

(a)
Termination for Cause, Resignation by the Executive other than for Good Reason, Non-extension of Term by the Executive or the Company, death or Disability. If the Executive's employment is terminated pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(v) for Resignation by the Executive other than for Good Reason, or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Executive, the Executive shall not be entitled to any severance payment or benefits. If the Executive's employment is terminated pursuant to Section 3(a)(i) as a result of Executive's death or pursuant to Section 3(a)(ii) as a result of the Executive's Disability, the Company shall, subject to the Executive or his estate, as applicable, signing, within twenty-one (21) days (or forty-five (45) days if necessary to comply with applicable law) following the Date of Termination, a separation and release agreement in the form attached hereto at Annex A (the “Release”) and not revoking the Release within seven (7) days thereafter, (i) pay to the Executive or his estate, as applicable, an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive's employment not terminated, but in no event later than March 15 of the year following the year in which the Date of Termination occurs, (ii) pay (as taxable compensation), within sixty (60) days following the Date of Termination, a lump sum amount equal to the aggregate health insurance premium cost for the Executive (unless the Term was terminated pursuant to Section 3(a)(i)) and his spouse and dependents under the Company’s group health plans for a period of twelve (12) months, based on the premium level and coverage in effect for the Executive and his spouse and dependents as of the Date of Termination (the “Supplemental Amount”), and (iii) in the case of termination pursuant to Section 3(a)(ii) as a result of the Executive's Disability, pay to the Executive, in a lump sum within sixty (60) days following the Date of Termination, an amount equal to the excess, if any, of (x) the amount that would have been payable to the Executive pursuant to Section 4(b)(i) if the Executive had been terminated by the Company without Cause pursuant to Section 3(a)(iv) over (y) the present value of the benefits to be received by the Executive (or his beneficiaries) under any disability plan sponsored by the Company or its affiliates (for purposes of this clause (iii) the amounts in (x) and (y) shall be determined by the Company on an after-tax basis to the extent that their receipt by the Executive (or his beneficiaries) would be subject to tax and on actuarial assumptions satisfactory to the Company). If the Executive's employment is terminated pursuant to Section 3(a)(vi) due to non-extension of the Term by the Company, the Company shall, subject to the Executive signing the Release within twenty-one (21) days (or forty-five (45) days if necessary to comply with applicable law) following the Date of Termination and not revoking the Release within seven (7) days thereafter, (i) pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive's employment not terminated, but in no event later than March 15 of the year following the year in which the Date of Termination occurs, and (ii) pay to the Executive, in a lump sum within sixty (60) days following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of 12 months following the Date of Termination. Notwithstanding the foregoing, solely to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in the event that the 60 day period that the Company has to pay certain of the severance amounts set forth above overlaps two calendar years, then such severance amounts shall not be paid until such second calendar year (but within such 60 day period).

(b)
Termination without Cause or for Good Reason. If the Executive's employment shall be terminated by the Company without Cause pursuant to Section 3(a)(iv), or by the Executive for Good Reason pursuant to Section 3(a)(viii), the Company shall, subject to the Executive signing the Release within twenty-one (21) days (or forty-five days (45) if necessary to comply with applicable law) following the Date of Termination and not revoking the Release within seven (7) days thereafter:

(i)
pay to the Executive, in a lump sum within sixty (60) days following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of 24 months following the Date of Termination;

(ii)
pay to the Executive an amount equal to the product of (x) the bonus that the Executive would have earned during the calendar year in which the Date of Termination occurs, if any, and (y) a fraction, the numerator of which is the number of days that elapsed in such calendar year through the Date of Termination and the denominator of which is 365, payable when bonuses would have otherwise been payable had the Executive's employment not terminated, but in no event later than March 15 of the year following the year in which the Date of Termination occurs; and

(iii)	pay (as taxable compensation), within sixty (60) days following the Date of Termination, the Supplemental Amount.
Notwithstanding the foregoing, solely to the extent required by Code Section 409A, in the event that the 60 day period that the Company has to pay certain of the severance amounts set forth above overlaps two calendar years, then such severance amounts shall not be paid until such second calendar year (but within such 60 day period).

(c)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(d)
Section 409A Six-Month Delay. Notwithstanding anything to the contrary in this Section 4, no payments in this Section 4 will be paid during the six-month period following the Executive's termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the Executive to incur an additional tax or penalties under Code Section 409A (in which case such amounts shall be paid at the time or times indicated in this Section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Section 4. Thereafter, payments will resume in accordance with this Section.

5.	Executive’s Covenants.

(a)	The Executive shall not, at any time during the Term directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation,

partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (x) which competes with any business of the Company anywhere in the States of California, Kansas, Missouri, Nevada or Texas, (y) which competes with any business of the Company in any State in which the Company operated a facility at any time (whether before or after the date of this Agreement) that the Executive was employed by the Company or (z) which derives $500,000,000 or more in annual consolidated revenues from the operation of skilled nursing facilities in the United States; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than five percent (5%) of the outstanding interest in such business.

(b)
The Executive shall not at any time during the Term or during the two-year period following the Date of Termination, directly or indirectly, recruit or otherwise solicit or induce or encourage any employee of the Company to terminate his or her employment or relationship with the Company. The Executive shall not at any time during the Term or thereafter use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, contractor, supplier or other party doing business with the Company (i) to terminate its relationship therewith or transfer its business from the Company, (ii) to otherwise change its relationship with the Company, or (iii) to establish any relationship with the Executive or any other person, firm, corporation or other entity for any business purpose competitive with the business of the Company.

(c)
In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 5, the term “Company” shall include Parent, the Company and their respective direct or indirect subsidiaries.

6.	Nondisclosure of Proprietary Information.

(a)
Except in connection with the faithful performance of the Executive's duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Confidential Information shall not include any information which has entered the public domain through no fault of the Executive.

(b)
Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes.

(c)
The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company's expense in resisting or otherwise responding to such process.

(d)	As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries.

(e)
Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser on a confidential basis for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

7.	Inventions.
All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.	Injunctive Relief.
It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and temporary, preliminary and permanent injunctive relief.

9.	Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of the

Executive's rights or obligations may be assigned or transferred by the Executive, other than the Executive's rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, the Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a)	Cause. The Company shall have “Cause” to terminate the Term and the Executive's employment hereunder upon:

(i)
the Executive's failure to perform substantially his duties as an employee of the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which is not cured within 15 days after a written demand for performance is given to the Executive by the Board specifying in reasonable detail the manner in which the Executive has failed to perform substantially his duties as an employee of the Company;

(ii)
the Executive's failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement that, if capable of cure, is not cured by the Executive within 15 days after written notice given to the Executive describing such failure in reasonable detail;

(iii)
the Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, any other crime;

(iv)
the Executive's violation of a material regulatory requirement relating to the business of the Company and its subsidiaries that, in the good faith judgment of the Board, is injurious to the Company in any material respect;

(v)
the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities under this Agreement;

(vi)
the Executive's breach of this Agreement in any material respect that, if capable of cure, is not cured by the Executive within 15 days after written notice given to the Executive describing such breach in reasonable detail; or

(vii)	the Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates;

(b)
Date of Termination. “Date of Termination” shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated pursuant to Section 3(a)(ii)-(v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; (iii) if the Executive's employment is terminated pursuant to Section 3(a)(vi) or Section 3(a)(vii), the expiration of the then-applicable Term; or (iv) if Executive’s employment is terminated pursuant to Section 3(a)(viii), the date indicated in the Notice of Termination sent by Executive within the time periods described in Section 10(d) below.

(c)
Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company's employees in which the Executive participates, “disability” as defined in such long-term disability plan for the purpose of determining a participant's eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees in which the Executive participates, Disability shall mean the Executive's inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Board and acceptable to the Executive or the Executive's legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive's Disability.

(d)	Good Reason. The Executive shall have “Good Reason” to terminate the Term and the Executive's employment hereunder upon:

(i)	a material reduction in the Executive’s Annual Base Salary;

(ii)	a material reduction in Executive’s target annual bonus opportunity;

(iii)	a material reduction in Executive’s job title, authority or duties; or

(iv)	a relocation of the Company’s principal executive offices, from which Executive principally operates, more than 40 miles from the current location in Foothill Ranch, California.
In order to terminate his employment for Good Reason, (i) Executive must provide the Company with notice of the event alleged to constitute the basis for Good Reason within 30 days after the occurrence thereof and, if capable of cure, provide the Company with the opportunity to cure such event within 15 days after receipt of such notice and (ii) the effective date of the Executive’s termination for Good Reason occurs no later than fifteen (15) days after the expiration of the Company’s cure period.

11.	Governing Law.
This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law, and where applicable, the federal laws of the United States.

12.	Validity.
The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, or any nationally recognized overnight courier service with signature certification of receipt, as follows:

(a)	If to the Company:

Skilled Healthcare Group, Inc.
27442 Portola Parkway
Suite 200
Foothill Ranch, California 92610
Attn: General Counsel

(b)	If to the Executive, to his most recent address on the Company’s books and records.
or at any other address as any party shall have specified by notice in writing to the other party.

14.	Counterparts.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.	Entire Agreement.
The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.	Amendments; Waivers.
This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment.

17.	No Inconsistent Actions.
The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.	Construction.
This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.	Arbitration.
Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive's employment by the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole neutral arbitrator (the “Arbitrator”), mutually selected and agreeable to both parties and selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief (including, but not limited to, temporary restraining orders and preliminary injunctions) may, but need not, be sought by either party to this Agreement in any court of competent jurisdiction while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator; no bond or other security shall be required in connection therewith.
Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.
The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the services rendered hereunder. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys' fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute up to a maximum of Fifty Thousand Dollars ($50,000.00) in addition to any other relief granted.

20.	Enforcement.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.	Withholding.
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.	Indemnification.

The Company agrees that (a) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or (b) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the state of incorporation of the Company, against any and all costs, expenses, liabilities and losses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company may assume the defense of any Proceeding or Claim with counsel selected by the Company and reasonably satisfactory to the Executive and, if it does so, the Executive shall not be entitled to be reimbursed for any separate counsel he may retain in connection with such Proceeding or Claim.
Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.
During the period of employment and for a period of time thereafter determined as provided below, the Company shall keep in place a directors and officers' liability insurance policy (or policies) providing coverage, or such coverage may be provided under a policy that provides coverage to Onex Corporation or Onex Partners LP and their affiliates, to the Executive if and to the extent that the Company provides such coverage to its directors and such coverage (or other directors and officers liability insurance coverage) shall continue after the termination of the period of employment if and for the period of time that such coverage is extended to the Company's former director, other than former directors who are employees of Onex Corporation, Onex Partners LP or their affiliates.

23.	Code Section 409A.

(a)
To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). If, however, the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the

Executive and the Company shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A; provided, however, that this Section 23 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.

(b)
Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect of any compensation or benefits payable to Executive, whether under or in connection with this Agreement or otherwise, then (i) the payment of such tax shall be solely Executive’s responsibility, and (ii) neither the Company, its affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax (unless caused by the Company’s intentional misconduct).

(c)
To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

24.	Clawback.
The Executive agrees that all compensation paid or payable to the Executive pursuant to this Agreement shall be subject to the provisions of the Company’s claw-back policy (as it may be amended from time to time), or any claw-back policy adopted by the Company from time to time.

25.	Cooperation in Litigation.
For a period of 10 years following the Date of Termination, the Executive promises and agrees that, following the date his employment by the Company terminates, he will reasonably cooperate with the Company in any litigation in which the Company is a party or otherwise involved which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a consultant (at a reasonable hourly rate) or witness and producing documents and information relevant to the case or helpful to the Company.

26.	Employee Acknowledgement.
The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SKILLED HEALTHCARE, LLC.
By:	/s/ Roland G. Rapp
Name: Roland G. Rapp
Title: General Counsel, Secretary and Chief Administrative Officer

EXECUTIVE
By:	/s/ Robert H. Fish
Name: Robert H. Fish
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED
SOLELY FOR PURPOSES OF SECTION 2(c)

SKILLED HEALTHCARE GROUP, INC.
/s/ Roland G. Rapp
Name: Roland G. Rapp
Title: General Counsel, Secretary and Chief Administrative Officer

SCHEDULE 1
RESTRICTED STOCK AWARD GRANT NOTICE AND AGREEMENT

Annex A

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”), dated and effective as of _________ (the “Termination Date”), is entered into by and between __________ (“Employee”) and Skilled Healthcare, LLC (“Employer”), on behalf of itself individually and any and all past and present parents, affiliates and subsidiary companies (collectively, the “Company”).
WHEREAS, Employee has been an employee of Employer; and
WHEREAS, Employee and Employer wish to terminate their employment relationship on mutually acceptable terms and conditions.
NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee (individually, a “Party,” and collectively the “Parties”) hereby agree as follows:
1.    Termination of Employment. Employee acknowledges that his/her employment and all of his/her positions with the Company shall automatically terminate as of the Termination Date. Employee agrees that from and after the Termination Date he/she shall not hold himself/herself out as an employee, agent or authorized representative of the Company, negotiate or enter into any agreements on behalf of the Company, or otherwise purport to bind the Company in any way. Employee understands that the termination of his/her employment terminates Employee’s right or claim to compensation or any other benefits of employment with the Company beyond the Termination Date, except that he/she shall be entitled to the separation compensation expressly set forth in this Agreement on the terms and subject to the conditions of this Agreement. Employee further acknowledges that, on or prior to the Termination Date, he/she was paid all earned wages and other compensation incident to his/her employment to which he/she was entitled through the Termination Date, including without limitation, any accrued, unused vacation pay and/or paid time off.

2.    Separation Benefits to Employee. In consideration for Employee’s entering into this Agreement and Employee’s continuing compliance with his/her obligations hereunder from and after the Termination Date as provided herein, the Company shall pay Employee ____________________ ($_________), less all applicable deductions and withholdings as required by law or authorized by Employee (the “Payment”). The Payment shall be made by the Company in accordance with the terms and conditions set forth in that certain Employment Agreement between Employer and Employee dated as of _____________ (“Employment Agreement”). Notwithstanding anything herein to the contrary, the Company shall have no obligation to make the Payment if Employee revokes this Agreement as provided in Section 4(c) hereof. Employee understands that the Payment represents the Company’s sole financial obligation to Employee from and after the Termination Date, and that, without limiting the foregoing, Employee is not entitled to severance or separation pay or other benefits under any other plan, policy or agreement except as expressly required by law or Section 4 of the Employment Agreement, and that any other prior agreements and understandings between the Company and Employee shall from and after the Termination Date be null and void and of no force and effect (except the provisions of the Employment Agreement that survive the termination thereof).
3.     No Admissions. Employee understands that neither this Agreement nor the making of this Agreement is intended, and shall not be construed, as an admission that the Company or any of the other Company Releases (as defined below) has violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to Employee (including, but not limited to, breach of any contract, actual or implied, or any tort). The Company and each of the other Company Releases expressly deny any such violation or wrongdoing whatsoever. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.
4.    General Release by Employee.
a.In exchange for the Company’s promises as set forth herein (including without limitation its obligations as set forth in Section 2), and for other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges, to the fullest extent permitted by law Employee hereby irrevocably and unconditionally releases, waives and forever discharges the Company, its direct and indirect parents, subsidiaries and affiliates, partnerships, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, stockholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the “Company Releases”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that he/she has ever had, may now have, or may later assert against any of the Company Releases, whether or not arising out of or related to Employee’s employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services, from the beginning of time through the date of Employee’s execution and delivery of this Agreement (hereinafter referred to as “Employee Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor, employment or civil rights laws, as amended, including, without limitation, the federal Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102, California Labor Code §§ 1102.5(a),(b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code, and any other federal, state or local laws against discrimination; (ii) any claims arising out of or related to any and all other federal, state or local constitutions, statutes, rules or regulations, (iii) any claims arising out of any contract, agreement or understanding, or (iv) any claims arising under any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, stock bonus or options, stock, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses. Notwithstanding the foregoing, Employee’s release herein shall not affect Employee’s rights, if any to enforce the terms of this Agreement or the Employment Agreement, or under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).
b.Employee further waives and relinquishes any rights and benefits which he/she has or may have under California Civil Code § 1542, and any other similar provision of federal, state or local law (including, without limitation any law of the state(s) in which Employee resides or was employed by the Company) to the fullest extent that Employee may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. California Civil Code § 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Employee acknowledges that he/she is aware that he/she may later discover facts in addition to or different from those which he/she now knows or believes to be true with respect to the subject matter of this Agreement, but it is his/her intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties hereto, and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.
c.Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims, which he/she has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:
(i)    This paragraph and this Agreement are written in a manner calculated to be understood by him/her.
(ii)    The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date of Employee’s execution and delivery of this Agreement.
a.This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.
(iv)    Employee has been advised to consult an attorney before signing this Agreement.
(v)    Employee has been granted twenty-one (21) days after he/she is presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, he/she does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.
(vi)    Employee has the right to revoke this Agreement within seven (7) days of signing this Agreement. However, in the event this Agreement is so revoked, this Agreement will be null and void in its entirety ab initio, and Employee shall not receive (or be entitled to retain) any portion of the Payment.
(vii)    If Employee wishes to revoke this Agreement, he/she may do so only by timely delivering to Employer written notice stating Employee’s revocation of this Agreement. Such written notice must be received by Employer, at Employer’s address for notices as set forth on the signature page hereof, no later than 5:00 p.m. (local time) on the seventh (7th) day after the date of this Agreement.
d.To the fullest extent permitted by law, Employee agrees that he/she will not, directly or indirectly, individually or through one or more intermediaries, lodge or assist anyone else in lodging any formal or informal complaint, claim, charge, action or proceeding in court, with any federal, state or local agency or any other forum, in any jurisdiction (collectively “Proceeding”), against the Company or any of the other Company Releases arising out of or related to Employee Claims, Employee’s employment by the Company or the termination of that employment, or the performance by Employee of any services to or on behalf of the Company (collectively, “Procedural Claims”). Employee further represents and warrants that he/she has not assigned or otherwise transferred, and agrees that he/she will not in the future assign or otherwise transfer, any Procedural Claims (including any interest or right therein) to any person, corporation or other entity. Employee agrees to indemnify and hold harmless the Company Releases from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Employee. Notwithstanding the foregoing, this Agreement shall not prohibit Employee from bringing to the attention of the United States Equal Employment Opportunity Commission any claim of discrimination; however, Employee acknowledges that he/she has waived his/her right to receive any damages or other monetary recovery in connection with such claim.
e.Employee represents and warrants that he/she has not suffered (and has no reason to believe that he/she has or may have suffered) any injury for which he/she may be eligible for workers’ compensation benefits. Employee agrees that the Company may, but is not obligated to, submit this Agreement to the state workers’ compensation appeals board (or similar governmental authority responsible for workers’ compensation claims) for approval as a full compromise and release as to any workers’ compensation claims in the event that Employee files such a claim.
f.Execution and delivery of this Agreement by Employee operates as a complete bar and defense against any and all Procedural Claims. To the fullest extent permitted by law, if Employee should, directly or indirectly, individually or through one or more intermediaries, hereafter make any Procedural Claims in any Proceeding against the Company or any of the other Company Releases, this Agreement may be raised as and shall constitute a complete bar to any such Proceeding and the Company and/or the other Company Releases shall be entitled to and shall recover from Employee all costs incurred, including reasonable attorneys’ fees, in defending against any such Proceeding.
5.    Employee Obligations and Agreements
a.    Employee has notified the Company of all facts (if any) of which Employee is aware that Employee believes may constitute a violation of the Skilled Healthcare Group Code of Conduct or other policies or any of the Company’s legal or regulatory obligations. Employee represents and warrants that he/she has no knowledge of any actions or inactions by any of the Company Releases or by Employee that Employee believes could potentially constitute a basis for any violation of any federal, state or local law, any common law or any rule or regulation promulgated by any administrative, regulatory or other governmental authority.
b.    Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, state, or federal agency or court, or with any other forum.
c.    Employee agrees that Employee shall not at any time disparage or encourage or induce others to disparage the Company (or any of its affiliates, officers and/or employees, or any of its products, equipment or services) in any way, including but not limited to making any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the Internet, except that this clause shall not be construed to prohibit Employee from giving truthful responses and/or testimony in any legal or regulatory proceeding or inquiry.
d.    During Employee’s employment with the Company, Employee has acquired certain confidential, proprietary or otherwise non-public information concerning the Company, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning the Company, its employees, officers, directors, agents, patients and customers. Employee understands that he/she was provided with or had access to such information solely in his/her capacity as an employee of the Company, and that such information was provided to him/her subject to his/her obligation to retain such information in confidence and not to make any use of such information except as authorized to do so in the course and scope of his/her employment with the Company. Employee understands and agrees that his/her obligations to maintain that information in confidence shall remain in effect after the termination of his/her employment with the Company, and he/she agrees to continue to honor that obligation. This provision is meant to supplement, and not supersede or limit, any existing agreements or legal obligations or principles concerning confidentiality, trade secrets, assignment or ownership of intellectual property, or solicitation of employees or customers.

To the extent of any conflict between any provision of this paragraph and that of any other such agreement or legal obligation or principle, that providing the greatest protection to the Company shall control.
e.     Employee shall not, at any time during the one-year period following the Termination Date, directly or indirectly recruit or otherwise solicit or induce or encourage any employee, contractor, customer or supplier of the Company to terminate its employment or arrangement with the Company or to otherwise change its relationship with the Company.
f.    Notwithstanding any other provision of this Agreement, to the extent that Employee has any outstanding financial obligations to the Company (including, but not limited to, outstanding loans, promissory notes and credit card charges) that do not otherwise constitute reimbursable business expenses under the Company’s expense reimbursement policies, Employee shall remain liable for all such financial obligations and shall remit payment in full to the Company as soon as practicable after the Termination Date.
g. To the extent Employee has unreimbursed business expenses incurred through the Termination Date, Employee must immediately (and in any event within five (5) business days following the Termination Date) submit the expenses with all appropriate documentation in accordance with the Company’s reimbursement policies; those expenses which meet the guidelines of the Company and Employee’s department will be reimbursed. No new reimbursable expenses may be incurred after the Termination Date.
h.    For a period of 10 years following the date of termination of Executive’s employment, Employee shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. If Employee is compelled to testify pursuant to a validly served subpoena (or its equivalent or like process) in any legal proceeding or by regulatory authority, Employee shall notify the Company as soon as reasonably practical, but in no event later than five (5) days before any response or testimony is due from Employee (or on Employee’s behalf), of all subpoenas or requests for information, and will advise the Company of Employee’s response thereto, if any. Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, state, or federal agency or court, or with any other forum. Employee shall cooperate in good faith and in a timely manner with any reasonable, good faith requests for information from Employer following the Termination Date regarding patient health and other matters of which Employee may have become aware during and as a result of his/her employment with Employer.
i.    Employee agrees to return any Company property immediately no matter where located including, but not limited to, keys, laptop computer, computer disks/storage devices, all other computer equipment/accessories and any and all written and/or electronic material prepared in the course of employment at the Company.
j.    Employee represents and warrants that he/she is knowingly and voluntarily entering into this Agreement.
6.    Miscellaneous Provisions.
a.        This Agreement cannot be changed, in whole or in part, unless in writing signed by each of the Parties.
b.        This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and assigns; provided that Employee’s rights, duties and obligations hereunder may not be delegated, transferred or assigned by him/her, in whole or in part, in any manner.
c.This Agreement shall be governed, construed, interpreted and enforced in accordance with the internal laws of the State of California, without regard to the application and effect of its conflict of laws principles.

d.     The Parties hereby acknowledge and agree that any claim or dispute arising out of or relating to the terms of this Agreement, Employee’s employment or the termination thereof shall be resolved in accordance with Section 19 of the Employment Agreement.
e.     In the event that either Party breaches, violates, or fails to comply with any of the provisions, terms or conditions or any of the representations of this Agreement, the non-breaching Party shall be entitled to recover damages against the breaching Party. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief.
f. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.
g. This Agreement has been reviewed by each of the Parties. The Parties have each had a full opportunity to negotiate the terms and conditions of this Agreement and to consult with legal counsel of their choosing in connection with the same. Accordingly, the Parties hereby expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

h.        This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission bearing the signature of the respective Party hereto, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
i.        This Agreement and the terms and conditions hereof are confidential. Employee shall not discuss or otherwise disclose the terms and conditions hereof, or provide a copy of all or any portion of this Agreement, to any person other than his/her legal or tax advisors or his/her spouse (if any) on a confidential basis. Nothing herein shall prohibit any party hereto from disclosing this Agreement or the terms and conditions hereof when required by law, subpoena or court order or as otherwise provided in this Agreement.
[Signature Page Follows]

EMPLOYER:	[_______________], LLC
By: __________________________
Name:
Title:
Date: ____________________

Address for Notices: c/o Skilled Healthcare, LLC Attn: Legal Department 27442 Portola Parkway, Ste. 200 Foothill Ranch, CA 92610 Facsimile: 949-282-5820

EMPLOYEE:	________________________
Print Name:
Date: ____________________

Address for Notices: ________________________ ________________________ Facsimile: ___________________

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